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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
PROPOSAL 1
REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
ANNEX A

EXE TECHNOLOGIES, INC.

8787 Stemmons Freeway
Dallas, Texas 75247

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on __________, January ___, 2003

To the Stockholders of
EXE TECHNOLOGIES, INC.

     On _________, January      , 2003, EXE Technologies, Inc. (the “Company”) will hold a Special Meeting of Stockholders at the offices of the Company at 8787 Stemmons Freeway, Dallas, Texas 75247 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To approve six alternative amendments to the Company’s Second Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company’s outstanding common stock at ratios of 1:5, 1:7, 1:9, 1:11, 1:13 and 1:15, and authorize the Board of Directors to choose among these ratios and to abandon some or all of such amendments in its discretion; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on _________, December      , 2002, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

     The proxy statement and enclosed proxy are being furnished to stockholders on or about December      , 2002.

     All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Neil A. Cooper

Neil A. Cooper, General Counsel and Secretary

Dallas, Texas December , 2002

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

EXE TECHNOLOGIES, INC.
8787 Stemmons Freeway
Dallas, Texas 75247

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
to be held on _________, January ___, 2003

General Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EXE Technologies, Inc. (the “Company”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on _________, January ____, 2003, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, or by voting in person at the Special Meeting. We intend to mail this proxy statement and accompanying proxy card on or about December ____, 2002 to all stockholders entitled to vote at the Special Meeting.

Quorum Requirement

     At the close of business on December ____, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote an aggregate of _________ shares of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of one-third of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Special Meeting.

Votes Required

     Proposal No. 1 (the approval of the reverse stock split proposal) will require the affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our Common Stock entitled to vote at the Special Meeting. Abstentions may be specified on proposals and will be counted as present for purposes of the proposal on which the abstention is voted. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are not counted in the tally of votes FOR or AGAINST the proposal and will have the same effect as votes AGAINST the proposal. A WITHHELD vote has the same effect as an abstention.

Beneficial Ownership of Voting Stock

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of October 31, 2002 (or such other date as otherwise indicated in the footnotes below), (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the current and former officers for whom we are required to provide information, and (iv) by all current directors and executive officers as a group.

	Number of Shares of	Percentage of
Name and Address of	Common Stock	Common
Beneficial Owner	Beneficially Owned(1)	Stock Outstanding(2)

5% Stockholders
General Atlantic Partners, LLC(3)	14,027,562	30.5%
William J. Lansing(3)	14,027,562	30.5%
Steven A. Denning(3)	14,027,562	30.5%
Romesh Wadhwani(4)	5,320,188	11.6%
Merrill Lynch & Co., Inc.(5)	4,917,500	10.7%
Symphony Technology II-A, L.P.(6)	4,560,188	9.9%
Symphony Technology II GP, LLC(6)	4,560,188	9.9%
Symphony Technology Group, LLC(6)	4,560,188	9.9%
Jay C. Hoag(7)	4,098,000	8.9%
Entities Associated With Technology Crossover Ventures(7)	4,098,000	8.9%
Raymond R. Hood(8)	3,505,167	7.5%
Other Directors and Named Executive Officers
Kenneth J. Powell(9)	495,833	1.1%
Mark R. Weaser(10)	397,392	*
David E. Alcala(11)	354,520	*
Michael A. Burstein(12)	234,000	*
Christopher F. Wright(13)	124,000	*
Jeffrey R. Rodek(14)	47,500	*
Klaus P. Besier(15)	43,750	*
Gregory A. Brady(16)	30,000	*
All current directors and executive officers as a group (9 persons)(17)	22,149,371	47.0%

*	Less than 1%.

(1)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person listed above has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after October 31, 2002. Unless otherwise indicated, the address of each beneficial owner is c/o EXE Technologies, Inc., 8787 Stemmons Freeway, Dallas, Texas 75247.

(2)	As of October 31, 2002, on which date there were a total of 46,059,766 shares of Common Stock outstanding.

(3)	Includes 9,544,746 shares of Common Stock held by General Atlantic Partners 41, L.P. (“GAP 41”), 1,792,816 shares of Common Stock held by GAP Coinvestment Partners, L.P. (“GAPCO”), 2,329,315 shares of Common Stock held by General Atlantic Partners 57, L.P. (“GAP57”) and 360,685 shares of Common Stock held by GAP Coinvestment Partners II, L.P. (“GAPCOII”). General Atlantic Partners, LLC (“GAPLLC”) is the general partner of GAP41 and GAP57. The managing members of GAPLLC (other than Mr. Klaus Esser) are also the general partners of GAPCO and

GAPCOII. GAP41, GAP57, GAPLLC, GAPCO and GAPCOII are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Steven A. Denning and William J. Lansing, directors of the Company as of October 31, 2002, are managing members of GAPLLC and general partners of each of GAPCO and GAPCOII. Mr. Denning is no longer a director of the Company as of November 6, 2002. Mr. Denning and Mr. Lansing disclaim beneficial ownership of all of such securities except to the extent of their pecuniary interest therein. In addition, pursuant to an Option Agreement, dated as of September 15, 1997, among GAP 41, GAPCO and David Alcala, GAP 41 granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 57,760 shares held by GAP 41, and GAPCO granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 10,843 shares held by GAPCO. The address for Mr. Lansing is c/o General Atlantic Service Corporation, 228 Hamilton Avenue, Palo Alto, California 94301. The address for Mr. Denning and the various GAP entities is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(4)	Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on May 16, 2002. Includes 4,560,188 shares of Common Stock held by Symphony Technology II-A, L.P. which shares voting power and dispositive power with Symphony Technology II GP, LLC and Symphony Technology Group, LLC. The shares of Common Stock held by Symphony Technology II-A, L.P. include options to purchase 2,280,094 shares of Common Stock from another stockholder of the Company exercisable on or within 60 days of October 31, 2002. Mr. Wadhwani is the C.E.O. and Managing Director of Symphony Technology II, GP, LLC and Symphony Technology Group, LLC. Symphony Technology II, GP, LLC is the general partner of Symphony Technology II-A, L.P. Mr. Wadhwani’s address is 101 Redwood Shores Parkway, Suite 210, Redwood City, CA 94065.

(5)	Information is based solely on a Schedule 13G filed with the SEC on February 5, 2002. According to the Schedule 13G, Merrill Lynch & Co., Inc. made this Schedule 13G filing on behalf of Merrill Lynch Investment Managers (“MLIM”) which has shared voting power and shared dispositive power with respect to the shares. MLIM is an operating division of Merrill Lynch & Co., Inc. whose address is World Financial Center, North Tower, 250 Vessey Street, New York, NY 10381. Includes 3,594,400 shares of Common Stock held by Master Small Cap Value Trust as well as shares of Common Stock held by two Merrill Lynch & Co., Inc. indirectly-owned asset management subsidiaries, Fund Asset Management, L.P. and Merrill Lynch Investment Managers, L.P. Master Small Cap Value Trust is a mutual fund managed by MLIM whose address is 800 Scudders Mill Road, Plainsboro, NJ 08536.

(6)	Information is based solely on a Schedule 13G filed with the SEC on May 16, 2002. Shares are held by Symphony Technology II-A, L.P. which shares voting power and dispositive power with Symphony Technology II GP, LLC and Symphony Technology Group, LLC. The shares of Common Stock held by Symphony Technology II-A, L.P. include options to purchase 2,280,094 shares of Common Stock from another stockholder of the Company exercisable on or within 60 days of October 31, 2002. The address for the various Symphony entities is 101 Redwood Shores Parkway, Suite 210, Redwood City, CA 94065.

(7)	Includes 3,756,773 shares of Common Stock held by TCV III (Q), L.P., 170,126 shares of Common Stock held by TCV III Strategic Partners, L.P., 141,344 shares of Common Stock held by TCV III, L.P. and 29,757 shares of Common Stock held by TCV III (GP) (the “TCV Funds”). Mr. Hoag, a director of the Company as of October 31, 2002, is a managing member of Technology Crossover Management III, L.L.C. (“TCM III”), which is the general partner of each of the TCV Funds. Mr. Hoag is no longer a director of the Company as of November 6, 2002. Each of TCM III and Mr. Hoag disclaims beneficial ownership of all such securities except to the extent of their pecuniary interest therein. The address for Mr. Hoag and each of these entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(8)	Includes 776,000 shares held by Hood Partnership, Ltd., 131,000 shares held by the Adam Belsky Irrevocable GST Exempt Trust, of which Mr. Hood is the sole trustee, and 616,667 shares subject to options that were exercisable on or within 60 days of October 31, 2002. Mr. Hood disclaims beneficial ownership of the shares held by the Adam Belsky Irrevocable GST Exempt Trust.

(9)	Mr. Powell ceased serving as President and Chief Operating Officer and as an executive officer of the Company on October 3, 2002, and his employment with the Company terminated on October 31, 2002. Includes 495,833 shares subject to options that were exercisable on or within 60 days of October 31, 2002. Mr. Powell’s address is 4004 Euclid Avenue, Dallas, TX 75205.

(10)	Includes 306,652 shares subject to options that were exercisable on or within 60 days of October 31, 2002.

(11)	Mr. Alcala ceased serving as Senior Vice President, Business Development and as an executive officer of the Company on June 28, 2001, and his employment with the Company terminated on December 31, 2001. The beneficial ownership information for Mr. Alcala is as of January 31, 2002. Includes 285,917 shares subject to options that were exercisable on or within 60 days of January 31, 2002. Also includes 57,760 shares that Mr. Alcala has the option to purchase from GAP41 and 10,843 shares that he has the option to purchase from GAPCO. Mr. Alcala’s address is 5135 Timber Chase Way, Sarasota, Florida 34238.

(12)	Mr. Burstein ceased serving as Senior Vice President, Chief Financial Officer and Treasurer and as an executive officer of the Company on May 15, 2002, and his employment with the Company terminated on June 30, 2002. The beneficial ownership information for Mr. Burstein is as of June 30, 2002. Includes 230,000 shares subject to options that were exercisable on or within 60 days of June 30, 2002, 1,000 shares held by Mr. Burstein’s spouse and 3,000 shares held by Mr. Burstein’s spouse as custodian for their children. Mr. Burstein’s address is c/o Navini Networks, 2240 Campbell Creek Boulevard, Suite 110, Richardson, TX 75082.

(13)	Mr. Wright ceased serving as Senior Vice President, Administration, General Counsel and Secretary and as an executive officer of the Company on July 31, 2001, and his employment with the Company terminated on November 15, 2001. The beneficial ownership information for Mr. Wright is as of January 31, 2002. Includes 2,500 shares held by Mr. Wright as custodian for his children. Mr. Wright’s address is c/o McCausland, Keen & Buckman, Radnor Court, Suite 160, 259 North Radnor-Chester Road, Radnor, PA 19087.

(14)	Includes 37,500 shares subject to options that were exercisable on or within 60 days of October 31, 2002. Mr. Rodek’s address is c/o Hyperion Solutions Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089.

(15)	Includes 43,750 shares subject to options that were exercisable on or within 60 days of October 31, 2002. Mr. Besier’s address is c/o Firepond, Inc., 8009 34th Avenue South, Suite 1000, Bloomington, MN 55425.

(16)	Mr. Brady resigned as a director in November 2002. Includes 25,000 shares subject to options that were exercisable on or within 60 days of October 31, 2002. Mr. Brady’s address is 1 Robledo Drive, Dallas, TX 75230.

(17)	Includes 1,029,569 shares subject to options that were exercisable on or within 60 days of October 31, 2002.

PROPOSAL 1
SIX ALTERNATIVE AMENDMENTS OF THE COMPANY’S SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

     At the Special Meeting, stockholders will be asked to approve six alternative amendments (collectively, the “Amendments”) of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in order to effect a reverse stock split of the Company’s Common Stock. If the stockholders approve Proposal No. 1, the Board of Directors will have the authority, in its sole discretion, to determine which, if any, of the six alternative amendments to implement.

General

     The Board of Directors has approved and is hereby soliciting stockholder approval of the Amendment to the Certificate of Incorporation to effect one of six alternative reverse stock splits in the range from 1:5 to 1:15 in the form set forth in Appendix A to this proxy statement. Hence, a vote FOR Proposal No. 1 will include approval of a 1:5, 1:7, 1:9, 1:11, 1:13 and 1:15 reverse split of the Company’s outstanding Common Stock and will effectively grant the Board of Directors the authority to select the exact exchange ratio within that range to be implemented by abandoning the other alternatives. The par value of the Company’s Common Stock and the number of authorized shares of Common Stock would remain unchanged. If the stockholders approve this proposal, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State. The Board of Directors believes that approval of a proposal granting discretion to the Board to choose among six alternative reverse split ratios, rather than approval of a single reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders.

     The Board of Directors has approved the Amendment for adoption by the stockholders because it believes that each of the six alternative reverse stock splits is advisable and in the best interests of the Company and its stockholders. However, no more than one reverse split will be effected and the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the filing of the Amendment and the reverse stock split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Company and the stockholders. Thus, a vote FOR Proposal No. 1 will include authorization for the Board of Directors to abandon the Amendment in the event that it determines that it would be in the best interests of the Company and our stockholders to not file the Amendment.

     If the stockholders approve Proposal No. 1, the Board of Directors may, in its discretion, cause the Amendment to be filed with the Secretary of State of the State of Delaware. The reverse stock split will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware without further action by us or our stockholders.

Reasons for the Reverse Stock Split

     The primary reasons the reverse stock split is being proposed are to maintain the eligibility of our Common Stock for listing on The Nasdaq National Market and to increase the Common Stock’s attractiveness to potential investors. In order to maintain our listing on The Nasdaq National Market, the minimum daily closing bid price per share of our Common Stock must be $1.00 or greater in accordance with Nasdaq Marketplace Rule 4450. On October 23, 2002, Nasdaq notified us that our Common Stock had failed to maintain a minimum closing bid price greater than or equal to $1.00 for thirty (30) consecutive trading days. This failure to comply with this requirement for continued listing on The Nasdaq National Market subjects our Common Stock to possible delisting. Accordingly, the Company was provided until January 21, 2003 to regain compliance with this requirement. Based on recent trading prices, we anticipate that, if we effect a reverse stock split, our Common Stock will trade higher than $1.00 per share. In order to regain compliance with this requirement, the closing bid price of the Company’s Common Stock must have been at or above $1.00 per share for a minimum of ten (10) consecutive trading days at any time prior to January 21, 2003. If Proposal No. 1 is not approved, it is possible that our Common Stock will cease to be listed and traded on The Nasdaq National Market. Such delisting would significantly and adversely affect the trading in and liquidity of our Common Stock.

     The Board of Directors is also seeking the authority to effect a reverse stock split because it hopes that a reverse stock split will broaden the market for our Common Stock and that the resulting anticipated increased price level will encourage interest in the Common Stock. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our Common Stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

     The Board of Directors further believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of the Company’s Common Stock, the Board of Directors believes this increase will enhance the Company’s ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

     While our Board of Directors believes that our Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the reverse stock split times the selected reverse split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. We cannot offer any assurance that our Common Stock will continue to meet The Nasdaq National Market continued listing requirements following the reverse stock split. The market price of our Common Stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.

     In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase the Company’s ability to attract and retain employees and other service providers.

Effects of the Proposed Amendment

     The principal effect of the reverse stock split would be to decrease the number of issued and outstanding shares of Common Stock from [_____] shares to a range between approximately [_____] shares and [_____] shares (depending on the final reverse split ratio selected within the proposed range of 1:5 to 1:15), based on outstanding share information as of [December _____], 2002. The Amendment will not affect a stockholder’s proportionate equity interest or the relative rights, preferences or priorities a stockholder is currently entitled to, except for minor differences resulting from adjustments for fractional shares as described below. In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of the Company’s performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of the Company’s Common Stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State.

     Under Delaware law and under the Certificate of Incorporation and our Second Amended and Restated By-laws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. Our Board of Directors may make any and all changes to the form of the Amendment that it deems necessary in order to file the Amendment with the Secretary of State of the State of Delaware and to give effect to the reverse split under Delaware law.

     If Proposal No. 1 is approved and the Amendment becomes effective, the number of shares of Common Stock subject to stock options, stock appreciation rights or other similar rights authorized under the Company’s stock option, equity incentive or stock purchase plans will automatically be proportionately adjusted for the reverse stock split ratio. If Proposal No. 1 is approved and the Amendment becomes effective, the number of shares of Common Stock subject to stock options granted to our directors, officers and employees under our stock option or equity incentive plans and the per share exercise price of these options will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., adjusted exercise price times number of options remains unchanged).

     In addition, we have issued warrants to certain investors or other third parties to purchase shares of our Common Stock. If Proposal No. 1 is approved and the Amendment becomes effective, the exercise price of the warrants and, accordingly, the number of shares of Common Stock issuable upon exercise of the warrants will be proportionately adjusted, as specified in the documents governing such warrants.

     The reverse stock split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

     Because a reverse stock split would result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect, although neither the Board of Directors nor our management views this proposal in that perspective. However, the Board of Directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our Common Stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our Common Stock with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of our Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Second Amended and Restated By-laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the Board of Directors.

Effective Date

     If Proposal No. 1 is approved by the stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the Amendment will be effective as of the date and time that it is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. If the Amendment is approved by the stockholders and the Board of Directors elects to effect the reverse stock split as described above, the reverse stock split will be effective simultaneously with the Amendment becoming effective.

Exchange of Stock Certificates and Payment for Fractional Shares

     If Proposal No. 1 is approved by our stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, certificates representing shares of Common Stock will be deemed to represent the number of shares into which the shares were reverse split pursuant to the Amendment on the date that we file the Amendment with the Secretary of State of the State of Delaware without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of Common Stock for certificates representing post-split shares. As soon as practicable after the effective date of the Amendment, our transfer agent will mail transmittal forms to each holder of record of certificates formerly representing shares of our Common Stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of our Common Stock the holder is entitled to receive as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

     After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our Common Stock and will receive in exchange therefor certificates representing the number of shares of our Common Stock to which the holder is entitled. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the Company’s transfer agent.

     In the event that the number of shares of post-split Common Stock for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the closing bid price of our Common Stock as last reported on The Nasdaq National Market immediately prior to the effective date of the Amendment. Similarly, no fractional shares will be issued on the exercise of our warrants and options, except as otherwise expressly specified in the documents governing such warrants and options.

     As of the effective date of the Amendment, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged as described above, for all corporate purposes, be deemed to represent only the number of post-split shares of Common Stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by us after the Amendment is effective until that stockholder surrenders and exchanges their certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.

Federal Income Tax Consequences

     The following discussion is a summary of the material anticipated federal income tax consequences of a reverse stock split of our issued and outstanding shares of Common Stock within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

     This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax exempt entities, trusts and estates). In addition, this summary does not address any consequences of the reverse split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

     We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our stockholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received in lieu of a fractional share and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of Common Stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.

     We further believe that a stockholder’s aggregate basis of his, her or its post-split shares of Common Stock will equal his, her or its aggregate basis in the pre-split shares of Common Stock owned by that stockholder that are exchanged for the post-split shares of Common Stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of Common Stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock were held as a capital asset on the date of the exchange.

Accounting Effects of the Reverse Stock Split

     Following the effective date of the reverse stock split, the par value of our Common Stock will remain at $0.01 per share. The number of outstanding shares of Common Stock will be reduced by the reverse stock split ratio selected by the Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our Common Stock, and therefore the stated capital associated with our Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq National Market. Stockholders’ equity will remain unchanged.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

     The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our Common Stock entitled to vote at the special meeting is required to approve the reverse stock split. If Proposal No. 1 is approved by the stockholders, it will become effective on the date the Board of Directors, in its discretion, determines to file the Amendment with the Secretary of State of the State of Delaware. If Proposal No. 1 is not approved, the Proposal will not be implemented. Proxies solicited by the Board of Directors will be voted for this Proposal No. 1, unless you specify otherwise in your Proxy. As of December _____, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, Raymond R. Hood, Hood Partnership, Ltd., GAP41, GAPCO, GAP57, GAPCOII and the TCV Funds owned and were entitled to vote, in the aggregate, approximately 20.9 million shares of our Common Stock, which represents approximately 45.3% of our outstanding Common Stock. This person and these entities have informed us that they intend to vote their shares of

Common Stock in favor of Proposal No. 1.

     The Board of Directors believes that approval of Proposal No. 1 is advisable and in the best interests of the Company and its stockholders for the reasons stated above. The Board of Directors recommends that stockholders vote FOR Proposal No. 1.

OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

Householding of Special Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing or calling the Company at the following address or phone number: EXE Technologies, Inc., 8787 Stemmons Freeway, Dallas, TX 75247, Attention: Investor Relations or by calling (214) 775-6000. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy materials for its 2003 Annual Meeting of Stockholders must be received by the Secretary of the Company at the principal offices of the Company no later than December 31, 2002.

     Written notice of proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act for consideration at the 2003 Annual Meeting of Stockholders must have been received by the Company on or before March 16, 2003 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act. The persons designated in the Company’s proxy card will be granted discretionary authority with respect to any stockholder proposal with respect to which the Company does not receive timely notice.

By Order of the Board of Directors,

/s/ Neil A. Cooper

December , 2002	Neil A. Cooper, General Counsel and Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ANNEX A
Text of Proposed Amendment

CERTIFICATE OF AMENDMENT OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
EXE TECHNOLOGIES, INC.

EXE Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is EXE Technologies, Inc.

SECOND: This Certificate of Amendment has been duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: Article 4 of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end thereof the following:

“Upon this Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each * shares of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and subdivided into one share of our common stock, par value $0.01 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by *, and the right to receive cash in lieu of a fraction of a share of New Common Stock. From and after the Effective Time, the term “New Common Stock” as used in this Article 4 shall mean Common Stock as provided in this Second Amended and Restated Certificate of Incorporation.

Notwithstanding stockholder approval of the foregoing amendment, and without further action by the stockholders, the Board of Directors is authorized to abandon or to delay the filing of the amendment and the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Corporation and its stockholders.”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of the date it is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation has been signed by                    , its authorized officer this                      day of January, 2003.

EXE TECHNOLOGIES, INC.

By:

Name:

Title:

*	A vote FOR Proposal No. 1 includes approval of six alternative amendments and six alternative Certificates of Amendment with the numbers five (5), seven (7), nine (9), eleven (11), thirteen (13) and fifteen (15) where indicated, along with authorization for the Board of Directors to file any such Certificate with the Secretary of State of the State of Delaware and to abandon some or all of such amendments in its discretion.

A-1

PROXY	EXE TECHNOLOGIES, INC	PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, JANUARY ___, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF EXE TECHNOLOGIES, INC.

The undersigned, revoking all prior proxies, hereby appoint(s) Joseph Cowan and Kenneth R. Vines, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of EXE Technologies, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of the Company at 8787 Stemmons Freeway, Dallas, Texas 75247 on ______________, January ___, 2003 at 10:00 a.m., local time, and at any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for all proposals. Attendance of the undersigned at the Special Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Special Meeting.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

1.	Proposal by the Company to approve six alternative amendments to the Company’s Second Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company’s outstanding common stock at ratios of 1:5, 1:7, 1:9, 1:11, 1:13 and 1:15, and authorize the Board of Directors to choose among these ratios and to abandon some or all of such amendments in its discretion:

FOR	☐	AGAINST	☐	ABSTAIN	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Date:

Signature	Signature (if held jointly)

Printed Name(s)

Title (if Applicable)

NOTE:	Please sign exactly as name appears on your stock certificate(s). When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.